News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

Valley National Bancorp Releases 2015 Annual Dodd-Frank Act Company-Run Stress Test Disclosure

WAYNE, N.J. – Tuesday, June 23, 2015 – Valley National Bancorp (NYSE: VLY) released its 2015 Annual Dodd-Frank Act Company-Run Stress Test Disclosure for Valley National Bancorp and Valley National Bank.
The results are calculated using capital action assumptions required by the Dodd-Frank Act Stress Test rules. Results are based on a forward-looking exercise using a hypothetical severely adverse macroeconomic scenario developed by the Board of Governors of the Federal Reserve System which do not represent Valley’s economic forecast. The results do not include Valley’s $100 million subordinated debentures due June 30, 2025 and $115 million fixed-to-floating rate non-cumulative perpetual preferred stock, series A both issued on June 19, 2015.
The full disclosure, including the results for Valley National Bank, a summary of the supervisory severely adverse scenario and additional information regarding the methodologies used to conduct the stress test may be found under the Shareholder Relations section of the website at www.valleynationalbank.com.
About Valley
Valley National Bancorp is a regional bank holding company headquartered in Wayne, New Jersey with over $19 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 224 branch locations serving 24 counties throughout northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and southeast and central Florida. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our 24/7 Customer Service Center at 800-522-4100.
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1455 Valley Road, Wayne, NJ 07470 phone: 973-305-3380 fax: 973-696-2044 www.valleynationalbank.com